EXHIBIT 28(e) 18 UNDER FORM N-1A

EXHIBIT 1 UNDER ITEM 601/REG. S-K

Exhibit BBB

to the

Distributor’s Contract

Money Market Obligations Trust

Federated Institutional Prime 60-Day Max Money Market Fund

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated the 1st day of March, 1994, between Money Market Obligations Trust and Federated Securities Corp. (“FSC”) with respect to the Shares of Federated Institutional Prime 60-Day Max Money Market Fund set forth above.

1. FSC is authorized to select a group of financial institutions (the “Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated March 1, 1994, between Money Market Obligations Trust and FSC, executes and delivers this Exhibit with respect to the Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of April, 2016.

MONEY MARKET OBLIGATIONS TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territt

Name: Thomas E. Territt

Title: President